EXHIBIT 10.5

AMENDED AND RESTATED

 NON-COMPETE AGREEMENT

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

AND

PATRICK J. BAGLEY

THIS AGREEMENT, is by and between Dover Downs Gaming & Entertainment, Inc. (the “Company”) and Patrick J. Bagley (the “Director”), is effective as of this 13th day of February 2006 (the “Effective Date”), and amends and restates the Employment and Non-Compete Agreement between the parties dated June 16, 2004 (the “Prior Agreement”).

W I T N E S S E T H:

WHEREAS, the Director is currently a director of the Company and employed by the Company or an affiliate thereof in an executive position; and

WHEREAS, the Director has, in the course of his tenure as a Director, developed relationships with employees and customers of the Company, and learned valuable and sensitive information concerning the Company’s operations, policies and procedures; and

WHEREAS, the Director has, in the course of his tenure as a Director, been exposed to valuable and sensitive Company reports, files, memoranda, records, software, and other property; and

WHEREAS, the Company recognizes that the solicitation of its employees and customers, and the use or disclosure of the policies, procedures, information, documents, and property of the Company would be damaging to the Company’s interests; and

WHEREAS, the Company has determined that it is in the best interests of the Company to protect its interests through the use of Employment and Non-Compete Agreements; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under the circumstances described below to the Director and other executives who agree to such an agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Section 1

Definitions

“Announcement” shall mean a press release issued by the Company announcing the signing of an agreement whereby the Company will be acquired by or merge with any other entity or a tender offer for the shares of the Company stock will be initiated.

“Change in Control” shall mean the earlier to occur of (a) ten (10) days following the closing of a tender offer for the Company’s stock following the Announcement or (b) the closing of a merger or similar transaction (“Transaction”) of the Company and any other entity; provided, however, a Transaction the result of which is the shareholders of the Company’s voting securities immediately prior to the Transaction own, directly or indirectly in substantially the same proportion, at least 60% of the voting securities of the survivor of such Transaction immediately following such Transaction shall not be a Change in Control.

“Change in Control Fee” shall mean $100,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2

Term of Agreement

This Agreement shall be effective as of the Effective Date and shall automatically terminate if the Director ceases serving as a director of the Company.  Renewal of this Agreement shall automatically occur for successive two (2) year terms, provided that at any time prior to any such renewal, the Company’s Compensation and Stock Incentive Committee shall have the discretion to terminate this automatic renewal provision.

Section 3

Benefits

On the date of a Change in Control, the Company shall pay to the Director in cash the Change in Control Fee.  Such amount shall be deemed earned on the date of the Change in Control and not forfeitable.

If all, or any portion, of the payment provided under this Agreement, if any, either alone or together with other payments and benefits which the Director receives or is entitled to receive from the Company, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement, or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Director of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Director is entitled under this Agreement or otherwise, the Director shall be paid an amount in cash equal to the sum of the excise taxes payable by the Director by reason of receiving Parachute Payments plus the amount necessary to place the Director in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this Section) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-Up”).  Any

Parachute Gross-Up otherwise required by this Section shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Section 4999 excise tax, even if the payment of the excise tax is not required under the Code until a later time.

Except as may otherwise be agreed to by the Company and the Director, any gross up payable under this Section shall be as conclusively determined by the KPMG LLP, or such other firm as mutually agreed to by the Company and the Director (“Independent Tax Counsel”), whose determination or determinations shall be final and binding on all parties.  The Director shall agree to utilize such determination or determinations, as applicable, in filing all of the Director’s tax returns with respect to the excise tax imposed by Section 4999 of the Code, if any.  If such Independent Tax Counsel fails or refuses to make the required determinations for any reason, then such determinations shall be made by a comparable firm or group of national reputation to which the parties reasonably mutually agreed.  All fees and expenses of the Independent Tax Counsel or its replacement shall be paid by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Independent Tax Counsel hereunder, it is possible that Parachute Gross-Up payments, if any, which will not have been made by the Company, should have been made, together with any interest, penalties or taxes of any kind thereon, consistent with the calculations required to be made hereunder (an “Underpayment”).  The Company shall pay all such Underpayments to or for the benefit of the Director.  The Director shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment within ten (10) business days after the Director is informed in writing of such claim.  The Company shall notify the Director within ten (10) business days of receipt of the Director notice that the Company (x) will pay the Underpayment and do so on or before the date due, or (y) that it desires to contest such claim.  The Director will cooperate with the Company in any such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Director harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Director shall be entitled, at Director’s expense, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

References herein to Code sections shall apply to comparable Code sections in the event of any amendment to the Code.

Section 4

Litigation Expenses and Arbitration

In addition to the Company’s other obligations under this Agreement, the Company shall pay all legal fees and expenses incurred in a legal proceeding (including arbitration) by the Director in seeking to obtain or enforce any right or benefit provided by this Agreement

(including, without limitation, any rights to a tax gross-up).  Such payments are to be made within five days after the Director’s request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that if the Director institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Director has failed to prevail substantially, he shall pay his own costs and expenses (and, if applicable, return any amounts theretofore paid on his behalf under this Section).

All disputes with respect to the subject matter of this Agreement and the enforcement of rights hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association (the “AAA”).  Each party hereto shall designate one arbitrator (who need not be impartial) within fifteen (15) days after notice of the dispute. The two arbitrators so designated shall endeavor to designate promptly a third, neutral arbitrator. If the two arbitrators have not designated the third arbitrator by the fifteenth (15th) day following the designation of the second arbitrator, or if a second arbitrator has not been designated by the (15th) day following the designation of the first, either Party may request the AAA to designate the remaining arbitrator(s). The third arbitrator shall take an oath of neutrality. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. The arbitrators shall have the power to render equitable relief as may be available in accordance with applicable law.  Unless otherwise agreed by the parties, any such arbitration shall take place in such City within the United States as Director may designate, and shall be conducted in accordance with the Rules of the AAA.  The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. The arbitrators’ award may be confirmed in, and judgment upon the award entered by, any federal or state court having jurisdiction over the parties.

Section 5

Restrictive Covenants

(a)          For a period of one year following the Change in Control, whether or not Director continues his engagement with the Company, Director agrees not to, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a director, officer, principal, agent, executive, or in any other capacity or relationship, engage in the casino business (except as a passive investor holding not more than 3% of the equity of such business), or aid or endeavor to assist any business or legal entity, that is in the casino business and that competes with the Company anywhere in the Territory.  The Territory shall consist of both the entire State of Delaware and a 50-mile radius around the Company’s facility in Dover, Delaware.  The Company and Director acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant.

(b)         Unless waived in writing by the Company, Director further agrees that he will not, directly or indirectly, during the Extension Period, solicit the trade or patronage of any of the customers of the Company, regardless of the location of such customers of the Company with respect to any services, products, or other matters in which the Company is active.

(c)          Unless waived in writing by the Company, Director further agrees that he will not, directly or indirectly, during the Extension Period, solicit or attempt to entice away from the Company any director, agent or employee of the Company.

(d)         Director acknowledges that the Company has no adequate remedy at law and would be irreparably harmed if Director breaches or threatens to breach any of the provisions of this Section and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of this Section.  Director further agrees that Director shall not, in any equity proceeding relating to the enforcement of this Section, raise the defense that the Company has an adequate remedy at law.  Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have under and in respect of this Agreement or any other agreement.

Section 6

Severability

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the fullest extent consistent with law continue in full force and effect.

Section 7

Amendment, Termination, or Modification

Except as provided below, this Agreement may not be terminated, modified or amended other than by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 8

Tax Withholding

The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

Section 9

Entire Understanding

This Agreement contains the entire understanding between the Company and the Director with respect to the subject matter hereof and supersedes any prior agreement between the Company and the Director regarding non-compete provisions, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Director of any kind elsewhere provided and not expressly dealt with in this Agreement.  This Agreement supersedes the Prior Agreement.

Section 10

Binding Agreement

This Agreement shall be binding upon, and shall inure to the benefit of, the Director and the Company and their respective permitted successors and assigns.

Section 11

Director Status

Nothing herein contained shall be deemed to create an agreement between the Company and the Director providing for the Director’s tenure with the Company to continue for any fixed period of time prior to a Change in Control. There are no other agreements or understandings between the Company and the Director which guarantee his continued tenure with the Company or guarantee any level of compensation, including incentive or bonus payments, to the Director.

Section 12

No Attachment

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

Section 13

Notices

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

(a)          to the Company, at its Dover, Delaware address

(b)         to the Director, at the address maintained by the Company for the Director for payroll purposes;

or to such address as either party shall have previously specified in writing to the other.

Section 14

Revocation and Director Acknowledgments

The Director acknowledges that he has read and understands the provisions of this Agreement.  The Director further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement and that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

Section 15

Headings of No Effect

The section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

Section 16

Applicable Law

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Delaware.

Section 17

Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Company through its officer duly authorized, and the

Director both intending to be legally bound have duly executed and delivered this Agreement, to be effective as of the Effective Date.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Its: President & Chief Executive Officer

DIRECTOR

/s/ Patrick J. Bagley